EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(212) 829-5770

NETWORK-1 REPORTS SECOND QUARTER RESULTS

New York, New York August 14, 2019 - Network-1 Technologies, Inc. (NYSE AMERICAN: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the quarter ended June 30, 2019.

Network-1 had revenue of $599,000 and $1,205,000 for the three and six months ended June 30, 2019, respectively, as compared to revenue of $471,000 and $19,934,000 for the three and six months ended June 30, 2018, respectively. The increase in revenue of $128,000 for the three months ended June 30, 2019 was primarily due to increased revenue from Network-1's royalty bearing licensees for its Remote Power Patent.  The decrease in revenue of $18,729,000  for the six months ended June 30, 2019 was primarily due to revenue  for the six months ended June 30, 2018 from a fully-paid license related to Network-1's patent litigation settlement with Juniper Networks, Inc. of $12,700,000 and $6,320,000 of revenue from the sale of its Avaya unsecured bankruptcy claim. Excluding revenue from the fully-paid license with Juniper and sale of the Avaya unsecured claim, revenue from Network-1's royalty bearing licenses for the six months ended June 30, 2018 was $914,000 as compared to $1,075,000 for the six months ended June 30, 2019.

Network-1 had an operating loss of $(516,000) for the three months ended June 30, 2019 compared with an operating loss of $(1,004,000) for the three months ended June 30, 2018. The decreased operating loss of $(448,000) for the three months ended June 30, 2019 was primarily due to increased revenue and decreased legal fees and costs related to Network-1's patent litigation.

Network-1 had an operating loss of $(1,049,000) for the six months ended June 30, 2018 compared with operating income of $9,879,000 for the six months ended June 30, 2018. The decreased operating income of $10,928,000 for the six months ended June 30, 2019 was due to operating income for the six months ended June 30, 2018 associated with revenue of $19,020,000 from Network-1's fully-paid license with Juniper and from the sale of its Avaya unsecured claim, less related costs.

Network-1 realized a net loss of $(208,000) or $(0.01) per share (basic and diluted) for the three months ended June 30, 2019 compared with a net loss of $(564,000) or $(0.02) per share (basic and diluted) for the three months ended June 30, 2018. The decrease in net loss of $356,000 for the three months ended June 30, 2019 was primarily due to increased revenue and decreased legal fees and costs related to our patent litigation.

Network-1 realized a net loss of $(448,000) or $(0.02) per share basic and diluted for the six months ended June 30, 2019 compared with net income of $8,037,000 or $0.34 per share basic and $0.31 per share diluted for the six months ended June 30, 2018.  The decrease in net income of $8,485,000 for the six months ended June 30, 2019 was primarily due to income for the six months ended June 30, 2018 associated with revenue of $19,020,000 from Network-1's fully-paid license with Juniper and from the sale of its Avaya unsecured claim, less related costs.

At June 30, 2019, Network-1 had cash and cash equivalents and marketable securities of $51,039,000 and working capital of $50,753,000. Network-1 believes based on its current cash position it will have sufficient cash to fund its operations for the foreseeable future.

Since inception of its Share Repurchase Program in August 2011 through June 30, 2019, Network-1 repurchased an aggregate of 8,294,546 shares of its common stock under its Share Repurchase Program at an average price of $1.87 per share or an aggregate cost of approximately $15,473,903 (exclusive of commissions).  During the three months ended June 30, 2019, Network-1 repurchased 139,848 shares of its common stock at an aggregate cost of $330,987 (exclusive of commissions) or an average per share price of $2.37.  At June 30, 2019, the remaining dollar value of shares that may be repurchased under the Share Repurchase Program was $4,878,350.

Network-1 has a dividend policy providing for the payment of a regular semi-annual dividend of $0.05 per common share ($0.10 per common share annually).  Network-1 anticipates paying the semi-annual dividends in March and September of each year.  It is anticipated that the semi-annual regular dividend will continue to be paid through March 2020 (the expiration of Network-1's Remote Power Patent) provided that Network-1 continues to receive royalties from licensees of its Remote Power Patent.  On February 11, 2019, the Board of Directors of Network-1 declared a semi-annual cash dividend of $.05 per common share which was paid on March 25, 2019 to all common stockholders of record as of March 11, 2019.  On July 25, 2019, the Board of Directors of Network-1 declared a semi-annual cash dividend of $0.05 per common share with a payment date of September 20, 2019 to all common stockholders of record as of September 4, 2019.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns seventy-two (72) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1's current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1's strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1's Remote Power Patent has generated licensing revenue in excess of $145,000,000 from May 2007 through June 30, 2019. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2018 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1's business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission, including, among others, the continued material adverse effect on Network-1's business, results of operation and cash-flow if the District Court order confirming the HP jury verdict finding of non-infringement is not reversed by the Federal Circuit Court of Appeals, the risk that Network-1 will not receive material royalty revenue from licensees of its Remote Power Patent, the uncertainty of Network-1's revenue stream, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1's ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in ILiAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the uncertainty of patent litigation and proceedings at the United States Patent and Trademark Office, the difficulty in Network-1 verifying royalty amounts owed to it by its licensees, Network-1's ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

The condensed consolidated statements of operations and comprehensive income (loss) and condensed consolidated balance sheet are attached.

Network-1 Technologies, Inc.
Condensed Statements of Operations and Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

REVENUE	$599,000	$471,000	$1,205,000	$19,934,000

OPERATING EXPENSES:
Costs of revenue	175,000	133,000	321,000	7,392,000
Professional fees and related costs	238,000	586,000	545,000	1,104,000
General and administrative	488,000	462,000	976,000	969,000
Amortization of patents	87,000	69,000	141,000	139,000
Stock-based compensation	127,000	225,000	271,000	451,000

TOTAL OPERATING EXPENSES	1,115,000	1,475,000	2,254,000	10,055,000

OPERATING INCOME (LOSS)	(516,000)	(1,004,000)	(1,049,000)	9,879,000
OTHER INCOME:
Interest income, net	301,000	203,000	602,000	346,000
Net realized and unrealized gain on marketable securities	22,000	—	45,000	—
Total other income, net	323,000	203,000	647,000	346,000

INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN NET LOSSES OF EQUITY METHOD INVESTEE	(193,000)	(801,000)	(402,000)	10,225,000

INCOME TAXES (BENEFIT):
Current	—	(237,000)	—	2,188,000
Deferred taxes, net	(38,000)	—	(103,000)	—
Total income taxes (benefit)	(38,000)	(237,000)	(103,000)	2,188,000

INCOME (LOSS) BEFORE SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE:	(155,000)	564,000	(299,000)	8,037,000

SHARE OF NET (LOSSES) OF EQUITY METHOD INVESTEE	(53,000)	—	(149,000)	—

NET INCOME (LOSS)	$(208,000)	$(564,000)	$(448,000)	$8,037,000

Net Income (Loss) Per Share
Basic	$(0.01)	$(0.02)	$(0.02)	$0.34
Diluted	$(0.01)	$(0.02)	$(0.02)	$0.31

Weighted average common shares outstanding:
Basic	23,917,563	23,713,827	23,830,367	23,760,163
Diluted	23,917,563	23,713,827	23,830,367	25,599,581

Cash dividends declared per share	—	—	$0.05	$0.05

NET INCOME (LOSS)	$(208,000)	$(564,000)	$(448,000)	$8,037,000

OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized holding gain (loss) on corporate bonds and notes arising during the period, net of tax	53,000	(9,000)	163,000	(34,000)

COMPREHENSIVE INCOME (LOSS)	$(155,000)	$(573,000)	$(285,000)	$8,003,000

Condensed Consolidated Balance Sheet as of June 30, 2019 (Unaudited) Cash and cash equivalents and marketable securities	$51,039,000

Total current assets	$51,738,000

Total assets	$57,368,000

Total current liabilities	$985,000

Total long term liabilities	$-0-

Total stockholders' equity	$56,383,000